UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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American Public Education, Inc.

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AMERICAN PUBLIC EDUCATION, INC.
111 W. Congress Street
Charles Town, West Virginia 25414

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 15, 2009

To Our Stockholders:

You are cordially invited to attend our 2009 Annual Meeting of Stockholders, which will be held on May 15, 2009, at 8:00 a.m. local time, at Westfields Marriott Washington Dulles, 14750 Conference Center Drive, Chantilly, Virginia 20151 for the following purposes:

1. to elect nine members of the Board of Directors;

2. to ratify the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009; and

3. to consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Management is presently aware of no other business to come before the Annual Meeting.

Each outstanding share of American Public Education, Inc. common stock (NASDAQ: APEI) entitles the holder of record at the close of business on March 20, 2009, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Shares of our common stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy. We have enclosed a copy of our Proxy Statement and our 2008 Annual Report on Form 10-K, which includes our audited financial statements. You are cordially invited to attend the Annual Meeting.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Registration and seating will begin at 7:30 a.m. local time. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring to the meeting a letter from the broker, bank or other nominee confirming their beneficial ownership of the shares to be voted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors

Wallace E. Boston, Jr.
President and Chief Executive Officer

April 15, 2009

IMPORTANT:  WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, WE URGE YOU TO VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. PROMPTLY VOTING YOUR SHARES BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD WILL SAVE US THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. AN ADDRESSED ENVELOPE FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IS ENCLOSED. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION. YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY.

AMERICAN PUBLIC EDUCATION, INC.
111 W. Congress Street
Charles Town, West Virginia 25414

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 15, 2009

This Proxy Statement (the “Proxy Statement”), which was first mailed to stockholders on or about April 15, 2009, is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of American Public Education, Inc. (hereinafter, “we” “us” and “American Public Education”), to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting, which will be held at 8:00 a.m. local time on May 15, 2009, at Westfields Marriott Washington Dulles, 14750 Conference Center Drive, Chantilly, Virginia 20151, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is presently aware of no other business to come before the Annual Meeting. In addition, management will report on the performance of American Public Education and respond to questions from stockholders.

Proposals to be Voted Upon at the Annual Meeting

There are two proposals scheduled to be voted upon at the Annual Meeting. The proposals for stockholders to consider and vote upon are:

•	Proposal No. 1: To elect nine directors to the Board, each of whom will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

•	Proposal No. 2: To ratify the selection of McGladrey & Pullen, LLP (“McGladrey & Pullen”) as American Public Education’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. Management is presently aware of no other business to come before the Annual Meeting.

Recommendation of the Board

The Board recommends that you vote FOR each of the nominees to the Board (Proposal 1) and FOR the ratification of the appointment of McGladrey & Pullen as our independent registered public accounting firm for the fiscal year ending December 31, 2009 (Proposal 2).

Important Notice Regarding The Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 15, 2009

Our Annual Report to Stockholders and this Proxy Statement are available at http://proxy.americanpubliceducation.com.

Voting at the Annual Meeting

Stockholders will be entitled to vote at the Annual Meeting on the basis of each share held of record at the close of business on March 20, 2009 (the “Record Date”).

If on the Record Date you hold shares of our common stock that are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (“AST”), you are considered the stockholder of record with respect to those shares, and AST is sending these proxy materials directly to you on our behalf. As a stockholder of record, you may vote in person at the meeting or by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card.

If on the Record Date you hold shares of our common stock in an account with a brokerage firm, bank, or other nominee, then you are a beneficial owner of the shares and hold such shares in street name, and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares to the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted. All proxies will be voted in accordance with the instructions specified on the proxy card. If you do not give voting instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement.

If you are a beneficial owner and do not vote, and your broker, bank or other nominee does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (described below) and will not be counted in determining the number of shares necessary for approval of proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum at the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. If you receive more than one proxy card, it is because your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

You may revoke your proxy at any time before it is exercised at the Annual Meeting by submitting a new proxy bearing a later date, by providing written notice to our Corporate Secretary c/o 111 W. Congress Street, Charles Town, West Virginia 25414, or by voting in person at the Annual Meeting. Your presence at the Annual Meeting does not in and of itself revoke your proxy. Also, if you are a beneficial owner and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares to be voted.

A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 111 W. Congress Street, Charles Town, West Virginia 25414, from May 5, 2009 to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Quorum Requirement for the Annual Meeting

The presence at the Annual Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of common stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 18,153,830 shares of common stock outstanding, held by 360 stockholders of record. Abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy card) and “broker non-votes” will be considered to be shares present at the meeting for purposes of a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because: (1) the broker does not receive voting instructions from the beneficial owner and (2) the broker lacks discretionary authority to vote the shares.

Banks, brokers and other nominees cannot vote on their clients’ behalf on “non-routine” proposals. Banks, brokers and other nominees can, however, vote your shares in their discretion for the election of directors.

For the purpose of determining whether stockholders have approved a particular proposal, abstentions are treated as shares present and entitled to vote and broker non-votes are treated as present and not entitled to vote.

Required Vote

Election of Directors.  The election of directors requires a plurality of the votes cast for the election of directors; accordingly, the nine directorships to be filled at the Annual Meeting will be filled by the nine nominees receiving the highest number of votes. Broker non-votes and abstentions are not taken into account in determining the outcome of this proposal because only a plurality of votes actually cast is required to elect a director.

Ratification of the appointment of independent registered public accounting firm.  Approval of the proposal to ratify the audit committee’s appointment of McGladrey & Pullen as our independent registered public accounting firm for the fiscal year ending December 31, 2009 requires the affirmative vote of the holders of at least a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes are not taken into account in determining the outcome of this proposal, however, abstentions will have the effect of a vote against this proposal.

Solicitation of Proxies

We will bear the cost of solicitation of proxies.  This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We may solicit proxies by mail, personal interview, telephone or via the Internet through our officers, directors and other management employees, who will receive no additional compensation for their services.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

The Board has adopted Corporate Governance Guidelines (the “Guidelines”), a Code of Business Conduct and Ethics (the “Code of Ethics”), and a Policy for Related Person Transactions as part of our corporate governance practices and in accordance with rules of the Securities and Exchange Commission (the “SEC”) and the listing standards of The NASDAQ Stock Market (“NASDAQ”).

Corporate Governance Matters

The Guidelines set forth a framework to assist the Board in the exercise of its responsibilities. The Guidelines cover, among other things, the composition and certain functions of the Board, director independence, stock ownership by our non-employee directors, management succession and review, Board committees, the selection of new directors, and director expectations.

The Code of Ethics covers, among other things, compliance with laws, rules and regulations, conflicts of interest, corporate opportunities, confidentiality, protection and proper use of company assets, and the reporting process for any illegal or unethical conduct. The Code of Ethics is applicable to all of our officers, directors and employees, including our Chief Executive Officer and our Chief Financial Officer. The Code of Ethics includes provisions that are specifically applicable to our Chief Executive Officer, Chief Financial Officer and other Principal Officers (as defined in the Code of Ethics).

Any waiver of the Code of Ethics for our directors, executive officers or Principal Officers may be made only by our Board and will be promptly disclosed as may be required by law, regulation or rule of the SEC or NASDAQ listing standards. If we amend our Code of Ethics or waive the Code of Ethics with respect to our Chief Executive Officer, Chief Financial Officer or other Principal Officer, we will post the amendment or waiver on our corporate website.

The Guidelines and Code of Ethics are each available in the Corporate Governance section of our corporate website, which is located at www.americanpubliceducation.com. The Guidelines, Code of Ethics and Policy for Related Person Transactions are reviewed periodically by our nominating and corporate governance committee, and changes are recommended to our Board for approval as appropriate.

Certain Relationships and Related Person Transactions

Policies and Procedures for Related Person Transactions

Effective as of the date of our initial public offering, our Board adopted the Code of Ethics, pursuant to which our executive officers, directors and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related person transaction with us without the prior consent of our nominating and corporate governance committee, or other independent committee of our board of directors. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our nominating and corporate governance committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our nominating and corporate governance committee any such related person transaction. In approving or rejecting the proposed agreement, our nominating and corporate governance committee shall consider the facts and circumstances available and deemed relevant to the nominating and corporate governance committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our nominating and corporate governance committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our nominating and corporate governance committee determines in the good faith exercise of its discretion. Under the policy, if we should discover related person transactions that have not been approved, the nominating and corporate governance committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Related Person Transactions

Set forth below is a summary of certain transactions since January 1, 2008 among us, our directors, our executive officers, beneficial owners of more than 5% of either our common stock or our Class A common stock, which was outstanding before completion of our initial public offering, and some of the entities with which the foregoing persons are affiliated or associated in which the amount involved exceeds or will exceed $120,000.

In February 2008, pursuant to a public offering registered with the SEC by us on a registration statement on Form S-1 we sold 25,000 shares of our common stock and selling stockholders in the offering sold additional shares of our common stock. The selling stockholders in the offering (and the number of shares sold) included, among others: ABS Capital Partners IV, L.P., ABS Capital Partners IV-A, L.P., ABS Capital Partners IV Offshore L.P. and ABS Capital Partners IV Special Offshore L.P., which we refer to collectively as the ABS Entities (2,500,000); Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P., which we refer to collectively as the Camden Entities (926,460); and the following executive officers: Wallace E. Boston, Jr. (44,000); James H. Herhusky (75,000) and Frank B. McCluskey (25,000). Two of our directors, Philip A. Clough and Timothy T. Weglicki, are managing members of the general partner of the ABS Entities. One of our directors, David L. Warnock, is a managing member of the general partner of the Camden Entities. We did not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders in the offering.

In December 2008, pursuant to a public offering registered with the SEC by us on a registration statement on Form S-3 we sold 15,000 shares of our common stock and the ABS Entities sold 4,227,970 shares of our common stock.

In connection with the February and December 2008 offerings, we entered into customary underwriting agreements for the offering and incurred total costs of approximately $1.2 million.

Board Independence

Our Board believes, and our Guidelines require, that a majority of its members be independent directors. In addition, the respective charters of the audit, compensation and nominating and corporate governance committees, currently require that each member of such committees be independent directors. Currently, seven of the eight current members of our Board are independent directors, as defined in the applicable rules for companies listed on NASDAQ. NASDAQ’s independence criteria includes a series of objective tests, such as that the director is not an employee of American Public Education and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and management with regard to each director’s business and personal activities as they may relate to us and our management. Based on this review and consistent with our independence criteria, the Board has affirmatively determined that all of our directors are independent of American Public Education and our management, with the exception of Mr. Boston, who is our President and Chief Executive Officer.

In accordance with our Guidelines, the independent members of our Board will hold at least two “executive session” meetings each year. If the chairperson of the Board is not an independent director, a chairperson will be selected for each executive session. In general, these meetings are intended to be used as a forum to discuss such topics as the independent directors deem necessary or appropriate, the annual evaluation of the Chief Executive Officer’s performance and the annual review of the Chief Executive Officer’s plan for management succession.

Meetings of the Board of Directors and its Committees

Information concerning the Board and its three standing committees is set forth below. Each Board committee currently consists only of directors who are not employees of American Public Education and who are “independent” as defined in NASDAQ’s rules.

The Board and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time-to-time. The Board held a total of six meetings during the fiscal year ended December 31, 2008. During this time all directors attended at least 75% of the aggregate number of meetings held by the Board and all committees of the Board on which such director served (during the period which such director served). The Board does not have a formal policy with respect to Board member attendance at annual meetings of stockholders. Our 2008 annual meeting of stockholders, was attended by all of our directors who were then serving.

The Board has three standing committees: the nominating and corporate governance committee; the compensation committee; and the audit committee. The charters for the nominating and corporate governance, compensation, and audit committees can be accessed electronically on the Committees page of our corporate website at www.americanpubliceducation.com.

The Board conducts, and the nominating and corporate governance committee oversees, an annual evaluation of the Board’s operations and performance in order to enhance its effectiveness. Recommendations resulting from this evaluation are made by the nominating and corporate governance committee to the full Board for its consideration.

BOARD COMMITTEES AND THEIR FUNCTIONS

The following table describes which directors serve on each of the Board’s standing committees.

	Nominating and
	Corporate		Compensation		Audit
Name	Governance Committee		Committee		Committee

Wallace E. Boston, Jr.
Phillip A. Clough(3)			X	(1)
J. Christopher Everett(2)	X				X
F. David Fowler					X	(1)
Jean C. Halle			X		X
Timothy J. Landon
David L. Warnock	X		X
Timothy T. Weglicki	X	(1)

(1)	Chair of the committee.

(2)	Vice-Chairperson of the Board.

(3)	Chairperson of the Board.

Audit Committee

The Board has established a separately designated standing audit committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, which met seven times during 2008. The audit committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The audit committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risk, and our compliance with significant applicable legal, ethical and regulatory requirements. The audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The members of our audit committee are Mr. Fowler, who serves as chair of the committee, Mr. Everett and Ms. Halle. Our Board has determined that Mr. Fowler is an “audit committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. Our Board has determined that each member of our audit committee is independent under NASDAQ’s listing standards and each member of our audit committee is independent pursuant to Rule 10A-3 of the Securities Exchange Act. Effective after the annual meeting, Ms. Halle is expected to become chair of the committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for recommending candidates for election to the Board. The committee met five times during 2008. The committee is also responsible, among its other duties and responsibilities, for making recommendations to the Board or otherwise acting with respect to corporate governance policies and practices, including board size and membership qualifications, new director orientation, committee structure and membership, succession planning for our Chief Executive Officer and other key executive officers, and communications with stockholders. The members of our nominating and corporate governance committee are Mr. Weglicki, who serves as chair of the committee, Mr. Everett and Mr. Warnock. Our Board has determined that the composition of our nominating and corporate governance committee meets NASDAQ’s independence requirements for director nominations.

Compensation Committee

The compensation committee is responsible, among its other duties and responsibilities, for establishing the compensation and benefits of our Chief Executive Officer and other executive officers, monitoring compensation arrangements applicable to our Chief Executive Officer and other executive officers in light of their performance, effectiveness and other relevant considerations and administering our equity incentive plans. The committee met seven times during 2008. The members of our compensation committee are Mr. Clough, who serves as chair of the committee, Ms. Halle and Mr. Warnock. Our Board has determined that the composition of our compensation committee meets NASDAQ’s independence requirements for approval of the compensation of our Chief Executive Officer and other executive officers.

The compensation committee has the sole authority to retain and terminate any compensation consultant to be used to assist in evaluating executive officer compensation. In anticipation of our initial public offering in November 2007, the compensation committee retained Towers Perrin as an outside compensation consultant to assist in evaluating our compensation programs. The compensation committee used this information in connection with making 2008 compensation determinations. Towers Perrin does no work for us other than work that is authorized by the compensation committee or its chairperson. Towers Perrin also advised the compensation committee on the use of a peer group for comparative purposes. The consultant’s role in recommending the amount or form of executive compensation paid to the Company’s named executive officers during 2008 is described in the “Compensation Discussion and Analysis — Philosophy and Objectives of our Compensation Programs — Peer Group” section below.

The compensation committee works closely with our Chief Executive Officer, Mr. Boston, on compensation decisions and has delegated certain aspects of the annual incentive plans for the other executive officers, including the named executive officers, to Mr. Boston. For a discussion of Mr. Boston’s role in determining or recommending the executive compensation paid to the Company’s named executive officers during 2008, see the “Compensation Discussion and Analysis — Role of Executives in Executive Compensation Decisions” section below.

DIRECTOR NOMINATIONS AND COMMUNICATION WITH DIRECTORS

Criteria for Nomination to the Board

The nominating and corporate governance committee considers candidates submitted by American Public Education stockholders, as well as candidates recommended by directors and management, for nomination to the Board. It evaluates candidates submitted by stockholders in the same manner as other candidates identified to it. The nominating and corporate governance committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. It may use outside consultants to assist in identifying candidates.

Director Qualifications.  The nominating and corporate governance committee will consider, among other things, the following criteria in selecting director nominees:

•	compliance with applicable regulatory requirements, including with respect to independence;

•	overall Board composition;

•	professional skills and background, experience in relevant industries, age and geographic background;

•	past performance of incumbent directors in light of the director expectations set forth in the Guidelines; and

•	integrity, judgment, acumen and time and ability to make a constructive contribution to the Board.

The nominating and corporate governance committee and, as needed, a retained search firm, will screen Board candidates, perform reference checks, prepare a biography for each candidate for the nominating and corporate governance committee to review and conduct interviews. The nominating and corporate governance committee will interview candidates that meet our director nominee criteria, and will recommend to the Board nominees that best suit the Board’s needs.

Director Nomination Process

The nominating and corporate governance committee recommends, and the Board nominates, candidates to stand for election as directors. Stockholders may also nominate persons to be elected as directors. If a stockholder wishes to nominate a person for election as director, he or she must follow the procedures contained in our bylaws and satisfy the requirements of Regulation 14A of the Securities Exchange Act of 1934. To nominate a person to stand for election as a director at the annual meeting of stockholders for 2010, our Corporate Secretary must receive such nominations at our principal executive offices not more than 120 days, and not less than 90 days, before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 60 days after such anniversary, the nomination must be received no later than the close of business on the tenth day following the notice or public disclosure of the meeting. Each submission must include the following information:

•	the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record of Corporation capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons;

•	if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the stockholder;

•	such other information regarding each nominee to be proposed by such stockholder as would be required to be included in a proxy statement filed under the SEC’s proxy rules if the nominee had been nominated, or intended to be nominated, by the Board;

•	if applicable, the consent of each nominee to serve as a director if elected; and

•	such other information that the Board may request in its discretion.

The Board may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as one of its directors.

Additional information regarding requirements for stockholder nominations for next year’s annual meeting is described in this proxy statement under “General Matters — Stockholder Proposals and Nominations.”

Contacting the Board of Directors

Stockholders wishing to communicate with our Board may do so by writing to any of the Board, chairperson of the Board, or the non-management members of the Board as a group, at:

American Public Education, Inc.
111 W. Congress Street
Charles Town, West Virginia 25414
Attn: Corporate Secretary

Complaints or concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the audit committee. Other correspondence will be referred to the relevant individual or group. All correspondence is required to prominently display the legend “Board Communication” in order to indicate to the Corporate Secretary that it is communication subject to our policy and will be received and processed by the Corporate Secretary’s office. Each communication received by the Corporate Secretary will be copied for our files and will be promptly forwarded to the addressee. The Board has requested that certain items not related to the Board’s duties and responsibilities be excluded from its communication policy. In addition, the Corporate Secretary is not required to forward any communication that the Corporate Secretary, in good faith, determines to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. However, the Corporate Secretary will maintain a list of each communication subject to this policy that is not forwarded, and on a quarterly basis, will deliver the list to the chairperson of the Board. In addition, each communication subject to this policy that is not forwarded because it was determined by the Secretary to be frivolous shall nevertheless be retained in our files and made available at the request of any member of the Board to whom such communication was addressed.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of eight members. However, our Board has approved, effective as of the Annual Meeting, increasing the size of our Board to nine members. Our nominees for the election of directors at the Annual Meeting include eight independent non-management directors and our Chief Executive Officer. Each director is elected to serve a one-year term, with all directors subject to annual election. At the recommendation of the nominating and corporate governance committee, the Board has nominated the following persons to serve as directors for the term beginning at the Annual Meeting on May 15, 2009: Wallace E. Boston, Jr., Phillip A. Clough, J. Christopher Everett, Barbara G. Fast, F. David Fowler, Jean C. Halle, Timothy J. Landon, David L. Warnock and Timothy T. Weglicki. All nominees with the exception of Major General Fast (USA, Ret.) are currently serving on the Board.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies FOR the election of each nominee named in this section. Proxies submitted for the Annual Meeting can only be voted for those nominees named in this Proxy Statement. If, however, any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by the Board, or the Board may reduce the size of the Board. Each nominee has consented to serve as a director if elected, and the Board does not believe that any nominee will be unwilling or unable to serve. Each director will hold office until his or her successor is duly elected and is qualified or until his or her earlier death, resignation or removal.

Nominees for Director

The names of each nominee for director, their ages as of March 20, 2009, and other information about each nominee is shown below.

			Director
Name	Age	Principal Occupation	Since

Wallace E. Boston, Jr.	54	President, Chief Executive Officer of American Public Education	2004
Phillip A. Clough	47	Managing General Partner of ABS Capital Partners	2002
J. Christopher Everett	61	Retired	2007
Barbara G. Fast	55	Vice President of Cyber Solutions for Intelligence and Security Systems, a division of Boeing’s Network and Space Systems	(Nominated for election at 2009 Annual Meeting)
F. David Fowler	75	Retired	2007
Jean C. Halle	50	Chief Executive Officer of Calvert Educational Services	2006
David L. Warnock	51	Partner with Camden Partners	2005
Timothy T. Weglicki	57	Founding Partner of ABS Capital Partners	2002
Timothy J. Landon	46	Chief Executive Officer of Landon Company	2009

Wallace E. Boston, Jr. joined us in September 2002 as Chief Financial Officer and, since June 2004 has served as President, Chief Executive Officer and a member of our Board. From August 2001 to April 2002, Mr. Boston served as Chief Financial Officer of Sun Healthcare Group. From July 1998 to May 2001, Mr. Boston

served as Chief Operating Officer and later, President of NeighborCare Pharmacies. From February 1993 to May 1998, Mr. Boston served as VP-Finance and later, SVP of Acquisitions and Development of Manor Healthcare Corporation, now Manor Care, Inc. From November 1985 to December 1992, Mr. Boston served as Chief Financial Officer of Meridian Healthcare.

Phillip A. Clough has served on our Board since August 2002 and has been Chairman of our Board since August 2005. Mr. Clough is a Managing General Partner of ABS Capital Partners, a private equity firm that he joined in September 2001. Prior to joining ABS Capital Partners, Mr. Clough served as President of Sitel Corporation from January 1997 to May 1998, and as President and Chief Executive Officer from May 1998 to April 2001. Previously, Mr. Clough was an investment banker with Alex. Brown & Sons from 1990 to 1997 and served in the United States Army from 1983 to 1988, rising to the rank of Captain in 1987. Mr. Clough currently serves on the board of directors of several of ABS Capital Partners’ portfolio companies, including Rosetta Stone, Inc., a language learning software company and publisher, and Liquidity Services, Inc., an operator of online marketplaces for the sale and purchase of surplus corporate and government assets.

J. Christopher Everett has served on our Board since May 2007 and was appointed Vice-Chairperson of the Board in 2009. Mr. Everett has been an independent consultant and investor since his retirement from PricewaterhouseCoopers in 2000. Mr. Everett served as an Executive in Residence at the Kogod School of Business at American University from 2000 to 2003 where he taught graduate courses in the application of technology and strategy. Prior to his retirement in 2000, Mr. Everett was a senior partner at PricewaterhouseCoopers and was a leader in the firm’s Management Consulting Services Practice. Mr. Everett led the PricewaterhouseCoopers’ Global E-business practice from 1998 until 2000. Mr. Everett also served as a member of the PricewaterhouseCoopers Global Oversight Board, the firm’s board of directors, and served on the firm’s Global Leadership Team from 1995 until his retirement in 2000. Mr. Everett currently serves on the board of directors of several private companies.

Barbara G. Fast is Vice President of Cyber Solutions for Intelligence and Security Systems (I&SS), a division of Boeing’s Network and Space Systems, which she joined in August 2008. Major General Fast retired from the Army in July 2008 after a 32 year career. Her most recent posts included: Deputy Director, Army Capability and Integration Center, TRADOC, from July 2007 until June 2008; Deputy then Commanding General for the United States Army Intelligence Center and Fort Huachuca, Arizona from August 2004 until June 2007; and Director of Intelligence, Multinational Forces-Iraq, Baghdad, Iraq, from July 2003 until July 2004.

F. David Fowler has served on our Board since May 2007. From June 2001 to 2006, Mr. Fowler served on the board of directors of MicroStrategy, Inc. and as chairman of its Audit Committee. Mr. Fowler also served as a member and chairman of the board of directors of FBR Funds, an open-end management investment company that is part of FBR Capital Markets Corporation and the Friedman, Billings, Ramsey Group, Inc., from 1997 to 2006. Mr. Fowler was the dean of the School of Business at The George Washington University from July 1992 until his retirement in June 1997 and a member of KPMG LLP from 1963 until his retirement in June 1992. As a member of KPMG, Mr. Fowler served as managing partner of the Washington, D.C. office from 1987 until 1992, as partner in charge of human resources for the firm in New York City, as a member of the firm’s board of directors, operating committee and strategic planning committee and as chairman of the KPMG Foundation and the KPMG personnel committee. Mr. Fowler also serves on the board of directors of Liquidity Services, Inc., an operator of online marketplaces for the sale and purchase of surplus corporate and government assets, and is chairman of its Audit Committee.

Jean C. Halle has served on our Board since March 2006. Ms. Halle currently serves as Chief Executive Officer of Calvert Education Services, a provider of accredited distance education programs and educational support services. From 1999 to 2001, Ms. Halle was the Chief Financial Officer and Vice President of New Business Development for Times Mirror Interactive, a digital media subsidiary of the former Times Mirror Company. From 1986 to 1999, Ms. Halle held a number of positions with The Baltimore Sun Company, including Vice President of New Business Development, Chief Financial Officer and Vice President of Finance, President of Homestead Publishing, a subsidiary of The Baltimore Sun Company, and Director of Strategic Planning. From 1983 to 1986, Ms. Halle was the Chief Financial Officer and Vice President of Finance for Abell Communications, and Assistant Treasurer of A.S. Abell Company, the former parent company of The Baltimore Sun Company. Previously, from 1979 to 1983, Ms. Halle had been a Senior Management Consultant with Deloitte, Haskins and Sells, now Deloitte & Touche, an international accounting and professional services firm. Ms. Halle currently serves on the board of trustees for Calvert School and the Advisory Board for Stevenson University.

Timothy J. Landon has served on our Board since January 2009. Since September 2008, Mr. Landon has served as Chief Executive Officer of Landon Company, which focuses on early stage angel investing and consulting for private equity, venture capital and large traditional and online media companies. Since September 2008, he has also served as the Chairman of BlockShopper.com, LLC., a start-up in the online real estate news and information space. Mr. Landon retired from the Tribune Company in February 2008, after having served in a variety of positions within the Tribune organization, including most recently as President of Tribune Interactive, Inc. from March 2004 until February 2008, where he was responsible for overall interactive and classified advertising strategy, technology and operations for the Tribune Company, including the company’s print and online classified businesses and the interactive operations of more than 50 news and information websites. In December 2008, the Tribune Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code.

David L. Warnock has served on our Board since August 2005. Since May 2007, Mr. Warnock has served as Chairman, Chief Executive Officer and President of Camden Learning Corporation. Mr. Warnock is also a partner with Camden Partners, a private equity firm that he co-founded in 1995. Prior to co-founding Camden Partners, from 1983 to 1995, Mr. Warnock was employed with T. Rowe Price Associates, serving as President of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II and co-manager of the T. Rowe Price New Horizons Fund. From July 1995 to December 1997, Mr. Warnock served as a consultant to the advisory committees of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II. Mr. Warnock currently serves on the board of directors of several of Camden Partners’ portfolio companies, including Nobel Learning Communities, a non-sectarian, for-profit provider of private pay education and services for education entities serving the preschool through 12th grade market, New Horizons Worldwide, a computer training company, and CIBT, a provider of post-secondary education services in The People’s Republic of China. He is also Chairman and CEO of Camden Learning Corporation, a public special purpose acquisition corporation.

Timothy T. Weglicki has served on our Board since August 2002. Mr. Weglicki is a Founding Partner of ABS Capital Partners, a private equity firm founded in 1993. Prior to co-founding ABS Capital Partners, from 1977 to 1993, Mr. Weglicki was an investment banker with Alex. Brown & Sons where he founded and headed the capital markets group from 1989 to 1993. Mr. Weglicki currently serves on the board of directors of Coventry Health Care, Inc. and of several of ABS Capital Partners’ portfolio companies.

Required Vote and Board Recommendation

The election of directors requires a plurality of the votes cast for the election of directors; accordingly, the nine directorships to be filled at the Annual Meeting will be filled by the nine nominees receiving the highest number of votes. A properly executed proxy marked “ABSTAIN” with respect to the election of one or more directors will not be voted with respect to the nominee or nominees indicated, although it will be counted for purposes of determining whether there is a quorum. A broker “non-vote,” discussed below, will also have no effect on the outcome because only a plurality of votes actually cast is required to elect a director. Stockholders do not have the right to cumulate their votes in the election of directors. If an incumbent nominee in an uncontested election such as the election to be held at the Annual Meeting fails to be elected, the incumbent nominee will continue in office.

THE BOARD RECOMMENDS A VOTE FOR ELECTION OF EACH
OF THE NINE NOMINATED DIRECTORS

2008 Director Compensation

Pursuant to our directors’ compensation policy for our non-employee directors, our non-employee directors received an annual retainer of $32,250 and each committee chair received an additional annual retainer of $4,500, except for the chair of the audit committee, whose additional annual retainer was $10,000. The annual retainers are payable in quarterly installments, and each director has the alternative to elect before the beginning of the applicable year to receive their annual retainer in common stock having the same value as the portion of the annual retainer to be paid, calculated as of the close of business on the first business day of the year. In connection with our annual meeting of stockholders, our directors’ compensation policy also provides for an annual grant to each director of restricted stock having a value of $36,750 on the date of delivery. The restricted stock grant vests on the earlier of the one year anniversary of the date of grant and immediately prior to the next year’s annual meeting of stockholders.

In adopting this policy in 2007, our compensation committee received input from its compensation consultant, Towers Perrin, in order to assist us in transitioning to best practices for director compensation in anticipation of being a public company. The compensation committee used the information from Towers Perrin to determine the appropriate aggregate value for the compensation of our directors. Towers Perrin did not recommend or determine the amount or form of director compensation provided to our directors as part of our new 2007 compensation policy. Instead, Towers Perrin provided this comparative, market-based information to the committee, and the committee made all final decisions with respect to the policy.

The following table sets forth information regarding compensation paid to directors during 2008:

	Fees
	Earned
	or Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name(1)	($)(2)	($)(3)	($)(4)	($)

Phillip A. Clough	36,750	41,347	—	78,097
J. Christopher Everett	32,250	41,347	45,001	118,598
F. David Fowler	42,250	41,347	38,690	122,287
Jean C. Halle	32,250	41,347	25,683	99,280
David A. Warnock	32,250	41,347	—	73,597
Timothy T. Weglicki	36,750	41,347	—	78,097

(1)	See the Summary Compensation Table in the Executive Compensation section of this Proxy Statement for disclosure related to Mr. Boston who is one of our NEOs as of December 31, 2008. Mr. Landon did not join the Board of Directors until 2009.

(2)	Each of the directors elected to receive his or her entire 2008 annual retainer in fully-vested shares of common stock, other than Mr. Everett, who elected to receive half of his 2008 annual retainer in cash and half in full-vested shares of common stock.

(3)	Amounts represent the dollar amount recognized for financial statement purposes for stock awards for each director during 2008, as computed pursuant to FAS 123R, excluding any estimates of forfeitures relating to service-based vesting conditions. For a discussion of the assumptions made in these valuations, see Note 7 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. The amounts reported reflect the compensation expense related to the portion of the 2008 restricted stock awards that was recognized in 2008 and the restricted stock awards made in 2007 that were recognized in 2008.

The full grant date fair value of each restricted stock award in 2008 was $36,750, computed in accordance with FAS 123(R).

(4)	Amounts represent the dollar amount recognized for financial statement purposes for option awards for each director during 2008, as computed pursuant to FAS 123R, excluding any estimates of forfeitures relating to service-based vesting conditions. For a discussion of the assumptions made in these valuations, see Note 7 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. The amounts reported reflect the compensation expense related to the portion of the stock options made in previous years that were recognized in 2008. No stock options awards were made to directors in 2008.

We also reimburse all directors for travel and other necessary business expenses incurred in the performance of their services for us and extend coverage to them under the our directors’ and officers’ indemnity insurance policies.

As of December 31, 2008, the aggregate number of vested and unvested stock awards and exercisable and unexercisable option awards outstanding held by our non-employee directors were as follows:

	Stock	Options
Name	Awards	Awards

Phillip A. Clough	933	—
J. Christopher Everett	933	37,992
F. David Fowler	933	36,992
Jean C. Halle	933	33,433
David A. Warnock	933	—
Timothy T. Weglicki	933	—

2009 Director Compensation

In 2009, our compensation committee received input from its compensation consultant, Towers Perrin, on comparative data for director compensation. The compensation committee used the information from Towers Perrin to determine the appropriate value for the compensation of our directors. As a result, the compensation committee approved revisions to the directors’ compensation policy. Beginning with the third quarter of 2009, the annual retainer for each committee chair, other than the audit committee chair, will increase to $5,000. In addition, a non-executive chairperson of the Board will be entitled to receive an additional annual retainer of $30,000, provided, however, that in the event that there is a vice-chairperson, the chairperson will receive two-thirds of the additional annual retainer and the vice-chairperson will receive one-third of the additional annual retainer. To the extent that either the chairperson or vice-chairperson is also the chair of a committee, he or she will not receive the annual retainer payable to the committee chair. The Compensation Committee also approved increasing the value of the annual restricted stock award to $41,750. The general retainer for board members and the annual retainer for the chair of the audit committee will remain the same.

At the time it adopted the revised directors’ compensation, the compensation committee also adopted a stock ownership policy applicable to our non-management directors. That policy provides that beginning with the grants of restricted stock made in connection with the Annual Meeting, directors will be expected to hold a number of shares of our common stock equivalent to one-half of all shares of restricted stock they receive in the future.

COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis provides information regarding the objectives and elements of our compensation philosophy and policies for the compensation of our named executive officers, or NEOs, for 2008. These executives, who appear in the Summary Compensation Table below, are:

•	Wallace E. Boston, Jr., our President, Chief Executive Officer, Member of our Board of Directors and Member of our Board of Trustees;

•	Harry T. Wilkins, Executive Vice President, Chief Financial Officer

•	Carol Gilbert, Executive Vice President, Programs and Marketing (promoted from Senior Vice President to Executive Vice President effective January 1, 2009)

•	Frank B. McCluskey, Executive Vice President and Provost; and

•	Mark Leuba, Senior Vice President, Chief Information Officer.

We determined which executives to include in this discussion and in the Summary Compensation Table below based on the rules and regulations of the Securities and Exchange Commission.

Philosophy and Objectives of our Compensation Programs

Overview

Our overall company-wide compensation philosophy, which is also applicable to our NEOs, is to provide competitive levels of compensation that utilize variable cash compensation based on performance metrics, reflect the level of capability and effort required to achieve our corporate goals, encourage continuous quality improvement and are easily understood.

•	Variable Cash Compensation. We believe in using variable cash compensation to motivate and reward good results at all levels of the organization, and particularly for our NEOs.

•	Focus on Corporate Goals. We strive to provide compensation that is directly related to the achievement of our corporate goals, which we measure through individual management objectives and through earnings results compared to budget.

•	Continuous Quality Improvement. We have developed a “Student Satisfaction Quotient”, or SSQ, to encourage employees to work together across organizational boundaries to improve the processes that we believe contribute to our success as an organization. The SSQ is designed to measure the quality of our efforts on behalf of our students by utilizing a variety of metrics applicable to our business. We use the SSQ as a component of our annual incentive plan to reward continued improvement to our performance in various student satisfaction metrics, often compared to prior period performance.

•	Simple and Straightforward Incentives. We seek to minimize the complexity of our compensation policies and practices and to maximize our employees’ understanding of the elements of compensation.

In implementing this philosophy for our NEOs, we award compensation that (i) assists us in attracting and retaining qualified executives, (ii) aligns executive compensation with our SSQ goals and performance goals, and (iii) uses equity-based awards in an effort to further align executives’ and stockholders’ interests.

Attract and Retain Qualified Executives

We believe that the supply of qualified executive talent is limited and have designed our compensation programs to help us attract and retain qualified candidates by providing compensation that is competitive within the for-profit education industry and the broader market for executive talent. Our executive compensation policies are designed to assist us in attracting and retaining qualified executives by providing competitive levels of compensation that are consistent with the executives’ alternatives.

Reflect SSQ Goals and Performance Goals

As part of our executive compensation program, we reward achieving and surpassing corporate goals through cash bonuses paid under our Annual Incentive Compensation Plan. This plan offers the opportunity for employees, including our NEOs, to earn quarterly cash bonus payments for achievement of company-wide SSQ goals. This plan also offers the opportunity for annual cash bonuses to be earned if both company earnings targets and individual management objectives are met. By linking bonus payments to achievement of student satisfaction goals, earnings targets and individual management objectives, we believe this plan is easily understood by employees and directly contributes to increases in shareholder value.

Utilize Equity-Based Awards

Our compensation program uses equity-based awards, the value of which is contingent on our longer-term performance, in order to provide our NEOs with a direct incentive to seek increased stockholder returns. Our stockholders receive value when our stock price increases, and by using equity-based awards our NEOs also receive increased value when our stock price increases and decreased value when it decreases. We believe that equity-based awards exemplify our philosophy of having a straightforward structure by reminding NEOs that a measure of long-term corporate success is increased stockholder value over time. Because our equity incentives are granted with time-based vesting, we believe these awards also aid in the retention of our NEOs.

Review of Compensation

In anticipation of our November 2007 initial public offering, the compensation committee commenced a review of best practices and appropriate levels of compensation for public company compensation. In connection with that review, the compensation committee engaged Towers Perrin to provide services to our compensation committee, as requested and directed by the Committee. Towers Perrin provided information on competitive levels of compensation, including information on base salary, annual bonuses, equity awards and total compensation. The Towers Perrin information was used by the compensation committee in determining 2008 executive officer compensation.

Peer Group

In connection with the competitive review conducted by Towers Perrin, our compensation committee, with the assistance of Towers Perrin, identified a group of companies against which to compare compensation paid to our executives. These companies were selected because the compensation committee considered them to be similar to, and competitive with, us in the market for executive talent, and because they are in comparable or related businesses. This group, which we refer to as our peer group, consisted of the following companies:

•	Apollo Group Inc.

•	Career Education Corporation

•	Laureate Education Inc.

•	Corinthian Colleges Inc.

•	DeVry Inc.

•	ITT Educational Services Inc.

•	University Technical Institute Inc.

•	Lincoln Educational Services Corporation

•	Strayer Education Inc.

•	Capella Education Co.

•	GP Strategies Corporation

•	Nobel Learning Communities Inc.

•	Princeton Review Inc.

Towers Perrin was only able to provide comparative information for our chief executive officer and chief financial officer based on the peer group. They determined that there was insufficient information to provide meaningful peer group data for our other NEOs. Towers Perrin provided survey data for these other NEOs, as well as for our chief executive officer and chief financial officer. The companies included as part of the additional survey information were based on a compilation prepared by Towers Perrin from proprietary databases and were not disclosed to the compensation committee. The compensation committee confirmed that the information from Towers Perrin took into account appropriate regression analyses to reflect our relative size.

As discussed below, the comparative data was used in 2008 in connection with our determinations of base salaries and annual incentive compensation and was used in connection with equity incentive awards made toward the end of 2007, which, as discussed below, were considered as part of the 2008 compensation setting process. While the compensation committee reviewed this comparative data in connection with its compensation decisions, the committee did not “benchmark” or target a certain percentile within the peer group or survey with respect to the compensation paid to the NEOs. Instead, the committee used this information for general comparative purposes and to ensure our NEO compensation was in line with the peer group. The compensation committee asked for this information from Towers Perrin as an additional, objective data point for comparison purposes.

Elements of Compensation

The compensation program for our NEOs is comprised of three elements: base salary; annual incentive cash compensation; and long-term equity incentives. In setting base salary and annual incentive cash compensation for 2008, we considered the compensation levels for our NEOs in 2007, the respective performances of each of our NEOs in 2007, what we believed was required based on the marketplace for executive talent and that 2008 would be our first full year as a public company. In evaluating what was required based on the marketplace for executive talent, in addition to the competitive review discussed above, the members of our compensation committee used their collective experience and judgment. For example, because Messrs. Clough and Warnock are general partners of private equity firms that have multiple portfolio companies, they were able to bring their experiences working with other private companies on executive recruitment and compensation to the discussion on compensation for our NEOs.

Base Salary

Base salary is an integral part of compensation for our NEOs, and is generally set in January of each year, absent other factors, such as promotions. In 2008, the annual base salary for Mr. Boston was increased $60,000 to an annual base salary amount of $360,000. In setting the annual base salary amount for Mr. Boston, the compensation committee considered Mr. Boston’s excellent performance in 2007, the continued success of our business, our successful initial public offering and the competitive review by Towers Perrin. This base salary placed Mr. Boston in the lowest quartile of the peer group, which the committee felt appropriate given our relative size compared to the peer group .

In 2008, the annual base salary for Mr. Wilkins was increased $25,000 to an annual base salary of $250,000. In setting the annual base salary amount for Mr. Wilkins, the compensation committee considered Mr. Wilkins’ excellent performance in 2007, his contributions to the success of our initial public offering and the Towers Perrin competitive review This base salary placed Mr. Wilkins in the lowest quartile of the peer group, which the committee felt appropriate given our relative size compared to the peer group .

The compensation committee generally approved a 4% increase for our other executive officers to reflect cost of living adjustments and nominal increases to recognize their successful performance through 2007. The increase for Dr. McCluskey was slightly larger to bring his base salary into line with the other executive officers. The resulting base salary number was $187,200 for each of Ms. Gilbert, Dr. McCluskey and Mr. Leuba. The compensation committee considered that this level of base salary was generally appropriate and consistent with our status as a newly public company and our desire to focus more of our cash compensation on our strong annual incentive program. It was also noted that the 50th percentile of the survey data for this group of executive officers ranged from $180,000 to $205,000.

Annual Incentive Cash Compensation

We believe annual incentive pay furthers our compensation philosophy and objectives by focusing our NEOs on corporate goals, encouraging continuous quality improvement and providing straightforward incentives. The target for annual incentive pay for our NEOs is expressed as a percentage of base salary and was 50% for all of our NEOs during 2008, except for Mr. Boston, whose annual incentive pay target was set at 60% of his base salary. These percentages for annual incentive pay targets remained the same in 2008 as they were in 2007, and for Mr. Boston, Mr. Wilkins and Dr. McCluskey reflect the percentages set forth in their employment agreements. The committee did not believe, in their subjective judgment, that these amounts should be increased for 2008. Mr. Boston’s annual incentive target is set at a higher percentage than the other NEOs as a result of the negotiation of his employment agreement in 2004, at which time we agreed to provide him a larger annual incentive to reflect his greater ability as Chief Executive Officer to influence our business success as well as his greater responsibilities as the head of our company.

Overall, we believe that the proportion of annual incentive target pay to total target cash compensation (base salary plus annual incentive target pay) for our NEOs is a relatively high percentage. We believe the high percentage of compensation tied to incentive pay increases the focus of our NEOs on achieving our SSQ and performance goals. To further enhance this focus in 2008, we provided an additional incentive for truly superior financial performance and returns to our shareholders that brought the maximum bonus potential to 100% for Mr. Boston, 80% for Mr. Wilkins and 70% for each of our other NEOs. This additional incentive also recognized that total targeted annual cash compensation for our NEOs was below the 50th percentile of the survey data for Mr. Boston and Mr. Wilkins, and below the 25th percentile for the peer group.

Annual incentive pay is awarded to our NEOs through our Annual Incentive Compensation Plan, in which all of our full-time employees participate. In addition, Mr. Boston, Mr. Wilkins and Dr. McCluskey are entitled to participate in the plan pursuant to the terms of their employment agreements. The target percentage for employees differs depending on an employee’s position within our company. The Annual Incentive Compensation Plan is designed to reward our employees for meeting or exceeding our SSQ goals and for financial performance. One half of each NEOs target award under the Annual Incentive Plan relates to achievement and surpassing of our SSQ goals, and one half is related to achievement and surpassing our financial performance goal. We determined this split between our SSQ goals and financial performance goal in order to send a message to our employees that they should be focused on both operational and earnings goals. These are provided equal weight to communicate that they are equally important to our success. The additional bonus percentages to reach the maximum bonus potential for our NEOs relate to our financial performance goal because that goal is most directly reflective of superior financial performance and returns to our shareholders.

SSQ Goals.  We believe that the focus on continuous quality improvement related to the achievement and surpassing of our SSQ goals encourages our employees to work together across organizational boundaries to improve the processes involved in our operations, with a particular focus on processes that we believe contribute to the satisfaction of our students, which is consistent with our mission of Educating Those Who Servetm. The half of each participant’s Annual Incentive Compensation Plan target award related to the SSQ is divided into four equal quarterly amounts that are paid based on quarterly metrics that are measured monthly. Our SSQ uses over 20 metrics that are divided into the following four categories:

•	student satisfaction, which includes metrics based on student surveys;

•	marketing efficiency, which includes metrics related to applications and new students;

•	retention, which includes metrics related to registrations and course loads; and

•	performance monitoring, which includes metrics related to course drops and transfer credit evaluation processes.

Each month we compare the performance for each metric against the baseline for that metric. The baselines are set annually by the committee, generally as a percentage improvement over past results, such as the actual past performance in a prior month, quarter or year. Results for each metric are then expressed as a percentage of the baseline. The percentage of achievement for each metric in a given month are then averaged. The monthly average is then averaged with the monthly average for the other months in a given quarter to obtain the quarterly average. If the quarterly average is greater than 100%, one-fourth of the maximum amount of the SSQ portion of the annual incentive plan is then paid. If the quarterly average is not at least 100%, then the portion of the annual incentive plan applicable to that quarter’s SSQ goals is not paid.

The SSQ is based on metrics that measure objective operational targets. This is in keeping with our compensation philosophy of providing simple and straightforward incentives. Because of the way that we calculate the monthly and quarterly averages, each metric is weighted equally. As a result, we believe that no one metric provides an incentive to our executive officers to focus disproportionately on any area of our business. Rather, we believe that the SSQ is structured to provide an incentive to focus more generally on our business operations and continuous quality improvement. Furthermore, we have structured the SSQ to be paid on a quarterly basis based on monthly results because we track the components of the SSQ daily, and we believe frequent payments heightens the focus of our employees on these metrics and continuous quality improvement. All of our employees and NEOs have the same SSQ goals.

Financial performance.  The half of the annual incentive compensation plan target award that relates to financial performance is paid annually based on achieving and surpassing a specified amount of earnings before interest, taxes, depreciation and amortization, excluding stock-based compensation expense and other non-cash charges but including the payment of annual incentive compensation (i.e., adjusted EBITDA). Of the half of the target award that is tied to financial performance, a 50% payout is earned if there is a 30% growth in adjusted EBITDA over the prior year, and a full payout is earned if budgeted adjusted EBITDA is achieved, with payouts interpolated for achievement in between the 30% growth and budget measures. For 2008, the adjusted EBITDA budgeted measure was $24.9 million. We provided that a portion of the targeted award would be paid out at 30% growth over the prior year because we viewed 30% growth as representing a relatively high level of growth for which management’s performance should be rewarded, but we wanted to emphasize that the targeted awards should not be paid until the budgeted amounts set by our board were achieved. The additional bonus percentages to reach the maximum bonus potential are earned if budgeted adjusted EBITDA is exceeded by 20%, with payouts interpolated for achievement in between the budget and the higher target.

Payment of the half of the target award that is tied to earnings for senior level participants in our Annual Incentive Compensation Plan, including our NEOs, is reduced to the extent that personal management objective, or MBO, targets are not achieved. Thus, even if the annual financial goal is met but the NEO does not achieve all of his or her annual MBO targets, the NEO’s payment related to the financial goal is reduced by the relative weight of the missed MBO targets. We believe that setting personal MBO targets for our NEOs that are tied to company-wide goals for which they are directly responsible, or to whose success they contribute, provide personal accountability in addition to rewards for company performance. We have conditioned receipt of this portion of the award on achieving MBO targets in order to recognize that corporate success is the most important measure and that individual success alone will not be rewarded without meeting the financial targets. Similarly, many MBO targets are shared between executives to reflect that executives have to work together to achieve results.

For 2008 our compensation committee set MBO targets for Mr. Boston. Mr. Boston in turn set MBOs for the other NEOs. In turn, our NEOs set MBOs for their direct reports and so on throughout the organization for all employees eligible to receive a bonus based on the financial performance of the Company. MBOs for our NEOs are derived from the MBOs that are set for Mr. Boston and our annual corporate performance goals, including taking into account the sphere of responsibility for achievement of those goals for the particular NEO. We strive to have MBOs that can be objectively measured and are time-bound, which helps to provide incentives that can be clearly understood by our NEOs. We believe that the MBOs help to keep management from focusing solely on the current year’s financial results, because many of the MBOs represent our view of key actions required to capture future market opportunities and help prepare the company for continued growth and improvement in the future. The Compensation Committee actively advises Mr. Boston on the MBOs he sets for the other NEOs.

For Mr. Boston, the compensation committee adopted the following MBOs consistent with his role as our Chief Executive Officer, all of which were equally weighted:

•	receive Board approval by June 1, 2008 for an arrangement that mitigates certain risks related to the Corporation’s relationship with a particular vendor;

•	implement a scalable Title IV process by the beginning of the 4th quarter of 2008;

•	submit a bona fide budget to the Board of at least $1.00 Earnings per Share for 2009 (budget would exclude stock based compensation);

•	be compliant with the Sarbanes Oxley Act, as measured by having no material weaknesses under the Sarbanes Oxley Act Section 404 review in connection with the 2008 audit; and

•	complete 2 PhD programs, have them approved internally and submitted to our accrediting body by end of 2008.

Mr. Wilkins’ MBOs, consistent with his responsibilities as our chief financial officer, included:

•	successfully move the payroll function to the finance department from the human resources department by June 2008 (weighted at 10%);

•	implement a scalable Title IV process by the beginning of the 4th quarter of 2008 (weighted at 30%);

•	submit a bona fide budget to the Board of at least $1.00 Earnings per Share for 2009 (budget would exclude stock based compensation) (weighted at 20%);

•	be compliant with the Sarbanes Oxley Act, as measured by having no material weaknesses under the Sarbanes Oxley Act Section 404 review in connection with the 2008 audit (weighted at 25%);

•	successfully move the facilities function to the finance department (weighted at 10%); and

•	attend an SEC continuing education conference (weighted at 5%).

Ms. Gilbert’s MBOs, consistent with her role as our senior vice president for programs and marketing, included:

•	implement a scalable Title IV process, with focus on implementing the federal student aid help desk and supporting material to manage the student interface(weighted at 10%);

•	submit a bonafide budget to the Board of at least $1.00 Earnings per Share for 2009 (budget would exclude stock based compensation) (weighted at 20%);

•	be compliant with the Sarbanes Oxley Act, as measured by having no material weaknesses under the Sarbanes Oxley Act Section 404 review in connection with the 2008 audit(weighted at 10%); and

•	expand the number of new civilian students by a specified percentage(weighted at 20%);

•	redesign public web site and establish a web content strategy and architecture that supports university wide communication needs(weighted at 20%); and

•	launch and effectively manage a marketing plan for new Masters of Education programs (weighted at 20%).

Dr. McCluskey’s MBOs (all of which were equally weighted) consistent with his role as our provost and chief academic officer, included:

•	launch a Master of Education in Counseling by September 2008;

•	manage salaried professors to budgeted student targets;

•	move a specified number of classes to electronic books;

•	complete 2 PhD programs, have them approved internally and submitted to our accrediting body by end of 2008;

•	launch Master in Teacher Education by November 2008;

Mr. Leuba’s MBOs, consistent with his role as our chief information officer, included:

•	receive Board approval by June 1, 2008 for an arrangement that mitigates certain risks related to the Corporation’s relationship with a particular vendor (weighted at 20%);

•	implement a scalable Title IV process by the beginning of the 4th quarter of 2008 (weighted at 20%);

•	submit a bonafide budget to the Board of at least $1.00 Earnings per Share for 2009 (budget would exclude stock based compensation) (weighted at 20%);

•	be compliant with the Sarbanes Oxley Act, as measured by having no material weaknesses under the Sarbanes Oxley Act Section 404 review in connection with the 2008 audit (weighted at 20%);

•	design new PAD websites and supporting components for new PhD program (weighted at 10%); and

•	implement certain disaster recovery steps (weighted at 10%).

Mr. Boston and Dr. McCluskey, and many of our other executives, had an MBO related to the development and submission of PhD programs. Management was prepared and able to achieve this MBO, however, the Board determined for reasons unrelated to management performance to delay the submission. Accordingly, the compensation committee deemed that this MBO was achieved.

Based on 2007 results, for 2008 the committee set our SSQ and financial performance targets on what it believed to be the high end of realistically achievable goals. Similar to the approach that we use for setting our internal budget, the committee determined to increase the SSQ targets and EBITDA financial goal. In setting the SSQ goals for 2008, in keeping with our objective of continuous improvement, the compensation committee expected that there would be an improvement from 2007 performance for the metrics used in the SSQ, and consistent with past practice, removed metrics from the SSQ for which the committee determined that the company was already performing well and there was not significant room for improvement. In establishing our MBOs for 2008, we set goals that were consistent with our strategic plan. Accordingly, our MBOs were set at levels that we thought could realistically be achieved but were at a level necessary for superior company performance.

We believe that 2008 was a year of extraordinary achievement for the company, including an increase in revenues, profitability, course registrations and successful operation as a public company. As a result, in 2008 we achieved all of our SSQ goals at an average of at least 100% and achieved our financial goal so all of our employees, including the NEOs, were entitled to receive the total payout available under each portion of our annual incentive plan, and our NEOs were also entitled to receive the additional bonus percentages related to the maximum bonus potential. In addition, because each of our NEOs achieved his respective MBO targets, the portion of the annual incentive plan related to their financial goals was not reduced. We designed our incentive plan to help produce the results we had in 2008, and the committee was pleased that the amounts were fully paid consistent with the terms of the plan targets set at the beginning of the year.

Equity Incentives

We believe that NEOs should have a significant potential to benefit from increases in our equity value in order to align the interests of the NEOs and our stockholders. However, due to our nature as a private company until November 2007, including the illiquidity of our equity, the significant size of our awards, and the potential for significant increase in the value of the underlying equity, we did not believe that annual equity awards were necessary or appropriate, preferring instead to make awards in connection with hirings, advancement decisions and other significant events. We have used stock options as the form of equity award because they represent a straightforward mechanism for rewarding achievement of increases in long-term stockholder value and because stock options require an increase in stock price to have value to the NEO. We also believed that because stock options are commonly used by private companies, they helped us in attracting and retaining executives by giving them compensation that is more directly comparable to positions with our competitors and are more easily understood. We also believed that use of stock options was consistent with compensation practices of other for-profit education companies.

As discussed above, in connection with the compensation committee’s review of compensation practices in anticipation of our initial public offering the compensation committee engaged Towers Perrin in July 2007 to provide the committee with advice and comparative data for our peer group and for comparably sized companies in general industry surveys. After reviewing the information provided by Towers Perrin, the compensation committee determined that our total levels of compensation for our NEOs were not competitive with public companies, primarily as a result of the level of our equity awards. After reviewing the information provided by Towers Perrin, the compensation committee also determined that the form and terms of our equity awards were also not consistent with best practices. The compensation committee determined that it was appropriate to make equity awards to our chief executive officer, chief financial officer and other NEOs in connection with our initial public offering. These awards were in lieu of making equity awards as part of the committee’s ordinary annual review of executive officer compensation for 2008.

Beginning with the grants at the time of our initial public offering, for the first time our equity awards were split between stock options and restricted stock. We determined to use a component of restricted stock in addition to options so that the NEOs are incented to preserve as well as grow stockholder value. The stock options and restricted stock awards granted in connection with our initial public offering use three-year vesting with options having seven year terms. The change in terms was in part because we believe that this will reduce the accounting cost of future equity grants.

For each NEO’s award at the time of our initial public offering, we calculated an aggregate award value after taking into account the peer group and comparative survey information requested by the committee and provided by Towers Perrin. (Towers Perrin did not determine the amount or size of any equity award to our NEOs.) In calculating the aggregate award value, we considered the peer group information and survey data provided by Towers Perrin, after applying certain regression analyses to account for our relative size, and determined that the award values we selected were near the mid-point of the downward adjusted equity values. We determined that given our expected status as a newly public company and that the awards were in connection with our initial public offering, it was appropriate for the time being to consider the average, on an adjusted basis, of comparable companies. We then split the aggregate award value for each NEO into options and restricted stock by using 60% options and 40% restricted stock. In arriving at the aggregate award value and number of options and restricted stock, we used an assumed estimated fair market value of $16 per share, which was the midpoint of the price range on the cover of the preliminary prospectus for our initial public offering when it was first circulated. We determined to calculate the number of options and restricted stock in that manner in part to facilitate disclosure of our plans to make these grants at the time of our initial public offering. The options and restricted stock awards were approved and effective in connection with the pricing of our initial public offering. The options were issued with an exercise price equal to the price to the public in our initial public offering, in part to align the interests of our NEOs with those stockholders who acquired shares in the public offering. The formal issuance of the shares of restricted stock was delayed until after the closing of the initial public offering so that the shares of restricted stock were not outstanding prior to the record time of the special distribution made in connection with our initial public offering.

The grants to our NEOs other than Mr. Boston and Mr. Wilkins were in lieu of 2008 annual grants. The grants for Mr. Boston and Mr. Wilkins at the time of the initial public offering were equivalent to a three year award. We felt it was desirable to award a larger grant to these officers than we would have if we expected to award them a grant every year to provide them incentive to gain from the value created above the initial public offering price given their importance to our success, and to align their interests most directly with investors acquiring our shares in connection with our initial public offering. For other NEOs, we believe that making annual grants will assist with retention (as there will always be unvested incentives) and there will be more parity between our other NEOs over time as new executives are added because longer tenured employees will not have all their options at different prices than newer employees. In addition, this will result in our other NEOs having equity incentives based on a blend of prices over time. No equity incentives were granted to our NEOs in 2008.

Equity Grant Practices

Prior to our initial public offering, grants of equity awards were not historically made on a set schedule, but rather were made from time to time based upon events such as hirings and promotions. Our equity awards that we consider part of our 2008 executive compensation were made at the time of our initial public offering. Our 2009 equity awards were approved in December 2008 with a grant date of January 1, 2009. We expect that going forward equity awards will be made on a consistent basis at the beginning of the year to which the award relates.

Employment Agreements and Post-Termination Compensation

We have entered into employment agreements with each of Mr. Boston, Mr. Wilkins and Dr. McCluskey. These agreements provide the executive with severance payments upon certain terminations, including termination in connection with a change-in-control, which are commonly referred to as double-trigger provisions, terminations without cause, terminations by the executive for good reason in the event of a change of control, or if the executive’s employment agreement is not assumed by a successor entity in a change of control. We believe that these agreements were necessary to attract some of our NEOs and help in our retention of our NEOs due to the prevalence of similar provisions in the market in which we compete for executives and so that we can be competitive with our peers.

In September 2007, we entered into an amendment and restatement of our employment agreements with Mr. Boston and Mr. Wilkins to provide for additional severance payments for certain terminations in connection with a change of control and to provide that if severance payments payable by us become subject to the excise tax on “excess parachute payments” that we will reimburse him for the amount of such excise tax (and the income and excise taxes on such reimbursement). We agreed to provide Mr. Boston and Mr. Wilkins with these changes in anticipation of our initial public offering to reflect what we think are prevalent practices in the marketplace in which we compete for executives, because as a newly public company we want these officers to be able to focus on our operations and not be distracted by their personal situations in the event a change in control transaction arises and, in the case of Mr. Boston, to reflect his long-term commitment to us and our long-term commitment to him as our Chief Executive Officer. For Mr. Wilkins, we determined that in light of his shorter tenure with us, the additional severance benefits in connection with a change of control would not be effective until after February 28, 2009. We further amended the employment agreements for Mr. Boston, Mr. Wilkins and Dr. McCluskey in December 2008 to provide for technical compliance with certain treasury regulations. Additional information regarding these agreements, including a quantification of benefits that would be received by these officers had termination occurred on December 31, 2007, is found below under the heading “Potential Payments on Termination or Change-in-Control.”

Other Amounts for Mr. Boston

In 2008, Mr. Boston enrolled in an Executive Doctorate Program in Higher Education Management at the University of Pennsylvania. The Compensation Committee authorized the payment of the expenses for this program because of the Compensation Committee’s belief that this course of study by Mr. Boston would inure to our benefit. In particular, the Compensation Committee considered our continued focus on increasing education management expertise at the University and the benefits we would obtain in respect of the University’s accreditation and academic reputation from our University President having a doctoral degree

Effect of Accounting and Tax Treatment on Compensation Decisions

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s CEO or any of the company’s three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders) that is established by a committee that consists only of “outside directors” as defined for purposes of Section 162(m). All members of our compensation committee qualify as “outside directors”, and we consider the potential long-term impact of Section 162(m) when establishing compensation. Our Annual Incentive Compensation Plan and the portion of our equity awards made in options qualify as performance-based compensation within the meaning of the Internal Revenue Code. We currently expect to continue to qualify our compensation programs as performance-based compensation within the meaning of the Internal Revenue Code to the extent that doing so remains consistent with our compensation philosophy and objectives.

Role of Executives in Executive Compensation Decisions

Historically, each element of compensation has been recommended to the compensation committee by our Chief Executive Officer for compensation of executive officers other than himself, and the compensation committee determines the target level of compensation for each executive officer. Our Chief Executive Officer sets the MBO targets for our other executive officers based on his MBO targets and our annual corporate performance goals, after taking into account the sphere of responsibility for achievement of those goals for the particular NEO. The Chief Executive Officer reports the MBOs of the other NEOs and other key executives to the compensation committee for its comment prior to the end of the first quarter.

The amount of each element of compensation for our Chief Executive Officer is determined by the compensation committee. Neither our Chief Executive Officer nor any of our other executives participates in deliberations relating to his or her own compensation.

Compensation Committee Report

The compensation committee reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on its review and discussions with the Company’s management, the compensation committee recommended that the CD&A be included in the Company’s Proxy Statement and in the Company’s Annual Report on Form 10-K (including by incorporation to the Proxy Statement).

Compensation Committee (March 27, 2009)

Phillip A. Clough (Chair)
Jean C. Halle
David L. Warnock

Compensation Tables and Disclosures

Summary Compensation Table

					Non-Equity
					Incentive	All
				Option	Plan	Other
			Stock	Awards	Compensation	Compensation
Name and Principal Position	Year	Salary	Awards	(2)	(3)	(4)	Total

Wallace E. Boston, Jr.(1)	2008	357,692	214,700	238,391	360,000	59,157	1,229,940
President and Chief	2007	297,885	31,640	48,787	180,000	21,174	579,486
Executive Officer	2006	243,077	—	18,348	147,000	13,691	422,116
Harry T. Wilkins	2008	250,000	96,620	239,577	200,000	24,277	810,475
Executive Vice President, Chief Financial Officer	2007	209,605	14,240	428,210	103,549	17,128	772,732
Carol S. Gilbert	2008	187,200	7,980	13,639	168,480	11,389	388,688
Executive Vice President, Marketing and Programs(5)
Dr. Frank B. McCluskey	2008	187,510	13,980	46,989	131,040	11,797	391,316
Executive Vice	2007	174,615	2,060	34,357	87,500	11,343	309,875
President, Provost	2006	169,517	—	29,542	85,000	16,754	300,813
Mark Leuba	2008	187,200	7,980	22,839	168,480	12,257	398,756
Senior Vice President, Chief Information Officer	2007	179,615	1,180	33,034	86,625	10,601	311,055

(1)	Mr. Boston served as both our principal executive officer and principal financial officer until February 2007 when Mr. Wilkins became our principal financial officer when he joined us as Chief Financial Officer.

(2)	Amounts reflect the dollar amount that will be recognized for financial statement reporting purposes for 2008, as computed in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments,” which we refer to as FAS 123R, other than disregarding any estimates of forfeitures relating to service-based vesting conditions. Note 7 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 regarding assumptions underlying valuation of equity awards.

(3)	Amounts represent annual incentive payments paid pursuant to our Annual Incentive Compensation Plan based upon the achievement of certain performance goals established by our compensation committee for 2008.

(4)	Amounts in this column consist of (i) life insurance premiums; (ii) 401(k) contribution matches by us; (iii) for Mr. Wilkins, fringe benefit payment in lieu of health benefits; (iv) in 2008 for Mr. Boston, $37,474 paid for tuition related to Mr. Boston’s Executive Doctorate in Higher Education Management, (v) in 2007 for Mr. Boston, a service anniversary gift; and (vi) in 2006 for Dr. McCluskey, reimbursement of relocation expenses and commuting expenses for the period after he joined us.

(5)	Ms. Gilbert served as Senior Vice President, Programs and Marketing until December 31, 2008, when she became Executive Vice President, Programs and Marketing.

2008 Grants of Plan-Based Awards

The following table sets forth information with respect to grants of plan-based awards to our NEOs during 2008:

		Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards(1)
	Grant	Threshold	Target	Maximum
Name	Date	($)	($)	($)

Wallace E. Boston, Jr.	3/5/2008	27,000	216,000	360,000
Harry T. Wilkins	3/5/2008	15,625	125,000	200,000
Carol S. Gilbert	3/5/2008	11,700	93,600	131,040
Dr. Frank B. McCluskey	3/5/2008	11,700	93,600	131,040
Mark Leuba	3/5/2008	11,700	93,600	131,040

(1)	These columns show the range of cash payouts for 2008 performance pursuant to our Annual Incentive Compensation Plan. As set forth in the Summary Compensation Table above, the maximum for payments under each NEO’s non-equity incentive award was met. For a discussion of the performance goals established by the compensation committee for these awards, see the section titled “Annual Incentive Cash Compensation” in the Compensation Discussion and Analysis. The threshold amounts in this table represent the amounts that would have been paid if only SSQ goals for one quarter were achieved.

(2)	No equity incentive awards were made to our NEOs in 2008 because we had previously determined that the grants made at the time of our initial public offering in November 2007 were in lieu of grants to be made in 2008. It is otherwise our policy to make annual grants of equity incentive awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

For Mr. Boston, Mr. Wilkins and Dr. McCluskey, the amounts disclosed in the tables above are in part a result of the terms of their employment agreements. We do not have employment agreements with our other NEOs.

Mr. Boston’s Employment Agreement.  In June 2004, we entered into an employment agreement with Mr. Boston to serve as our president and Chief Executive Officer with an initial term of three years starting from June 21, 2004 and ending June 21, 2007, which was subsequently amended to provide for renewal until February 28, 2009 and annually thereafter unless we give written notice of our intent not to renew at least 30 days prior to the renewal date. In December 2008, his employment agreement was amended to provide for technical compliance with certain treasury regulations. Pursuant to his agreement, Mr. Boston’s initial base salary was set at $225,000 per year, subject to annual review and adjustment by our compensation committee. Under the agreement, Mr. Boston’s base salary may be reduced at any time as part of a general salary reduction to all employees with annual salaries in excess of $100,000, provided, however, that any reduction shall be no more than the lesser of the median percentage salary reduction applied to such employees or 20%. Mr. Boston’s employment agreement provides that he is entitled to participate in our annual incentive plan with a target award of up to 60% of his then base salary as determined by our compensation committee and based upon the performance goals set by that committee for the year.

In addition to a base salary and annual bonus, Mr. Boston is entitled to receive such other benefits approved by our compensation committee and made available to our other senior executives and to participate in plans and receive bonuses, incentive compensation and fringe benefits as we may grant or establish from time to time. Furthermore, under Mr. Boston’s employment agreement, we are required to pay or reimburse him for customary and reasonable moving expenses he incurs in connection with any subsequent relocation of our executive offices, including a gross-up amount in the event that the relocation expense amount is considered taxable income to him. In his employment agreement, Mr. Boston has agreed not to compete with us nor solicit our employees for alternative employment during the term of his agreement and for a period of one year after termination for any reason.

Mr. Boston’s base salary for 2008 was $360,000 and his annual incentive compensation plan award for 2008 was targeted at $216,000, with a maximum bonus potential of $360,000.

Mr. Wilkins’s Employment Agreement.  Upon his hiring in February 2007, we entered into an employment agreement with Mr. Wilkins to serve as our executive vice president and chief financial officer, which agreement was amended and restated on October 10, 2007. In December 2008, his employment agreement was amended to provide for technical compliance with certain treasury regulations. The agreement has an initial term of approximately three years commencing from January 29, 2007 and ending February 28, 2010 and will automatically renew for additional one year terms unless we give written notice of our intent not to renew at least 30 days prior to the renewal date. Pursuant to his agreement, Mr. Wilkins’s initial base salary is set at $225,000 per year, subject to annual review and adjustment by our compensation committee. Under the agreement, Mr. Wilkins’s base salary may be reduced at any time as part of a general salary reduction to all employees with annual salaries in excess of $100,000, provided, however, that any reduction shall be no more than the lesser of the median percentage salary reduction applied to such employees or 20%. Pursuant to his employment agreement, Mr. Wilkins is entitled to participate in our annual incentive plan with a target award of up to 50% of his then base salary as determined by our compensation committee and based upon the performance goals set by that committee for the year.

In addition to a base salary and annual bonus, Mr. Wilkins is entitled to receive such other benefits approved by our compensation committee and made available to our other senior executives and to participate in plans and receive bonuses, incentive compensation and fringe benefits as we may grant or establish from time to time. Furthermore, under Mr. Wilkins’s employment agreement, we are required to pay or reimburse him for customary and reasonable moving expenses he incurs in connection with any subsequent relocation of our executive offices, including a gross-up amount in the event that the relocation expense amount is considered taxable income to him. In his employment agreement, Mr. Wilkins has agreed not to compete with us nor solicit our employees for alternative employment during the term of his agreement and for a period of one year after termination for any reason.

Mr. Wilkins’s base salary for 2008 was $250,000 and his annual incentive compensation plan award for 2008 was targeted at $125,000, with a maximum bonus potential of $200,000.

Dr. McCluskey’s Employment Agreements.  We have an employment agreement with Dr. McCluskey that has similar provisions to the provisions of Mr. Boston’s agreement discussed above, except with respect to their positions, term renewal provisions and amounts relating to their base salary and annual bonus. We entered into the employment agreement with Dr. McCluskey to serve as Executive Vice President and Provost (Chief Academic Officer) beginning April 10, 2005. In December 2008, his employment agreement was amended to provide for technical compliance with certain treasury regulations. Under his employment agreement, Dr. McCluskey has an initial term of employment of three years from the date employment commenced. Pursuant to his agreement, Dr. McCluskey’s initial annual salary was $160,000 and he was eligible for an annual bonus of 50% of his base salary then in effect. In 2008, Dr. McCluskey’s base salary and target annual bonus was $187,200 and $93,600, with a maximum bonus potential of $131,040.

In addition, each of the above employment agreements provides for payments upon certain terminations of the executive’s employment. For a description of these termination provisions, whether or not following a change-in-control, and a quantification of benefits that would be received by these executives see the heading “Potential Payments upon Termination or Change-in-Control” below.

2008 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards at fiscal year-end for our NEOs:

	Option Awards(1)				Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or	Market Value of
	Underlying	Underlying			Units of	Shares or Units
	Unexercised	Unexercised	Option	Option	Stock That	of Stock That
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)(2)

Wallace E. Boston, Jr.		60,788	1.05	6/20/2014
	42,130	84,260	20.00	11/13/2014
					21,510	799,957
Harry T. Wilkins	131,780	91,175	3.96	2/8/2017
	18,960	37,920	20.00	11/13/2014
					9,680	359,999
Carol S. Gilbert		15,197	1.04	11/29/2014
	1,825	3,650	20.00	11/13/2014
					800	29,752
Dr. Frank B. McCluskey	15,591	30,394	1.67	4/10/2015
	30,394	45,591	3.30	2/27/2016
	2,870	5,740	20.00	11/13/2014
					1,400	52,066
Mark Leuba		18,236	1.05	1/23/2015
		6,079	7.00	5/3/2017
	1,825	3,650	20.00	11/13/2014
					800	29,752

(1)	The vesting date for each service-based option award that is not otherwise fully vested is listed in the table below by expiration date:

Expiration Date	Vesting Schedule and Date for Unvested Portion

6/20/2014	Remaining portion vests on June 21, 2009
11/29/2014	Remaining portion vests on May 15, 2009
4/10/2015	Remaining portion vests in two equal installments on April 11, 2009 and 2010
2/27/2016	Remaining portion vests in three equal installments on February 28, 2009, 2010 and 2011
2/8/2017	Remaining portion vests in two equal installments on February 9, 2009 and 2010.
5/3/2017	Remaining portion vests in two equal installments on May 4, 2009 and 2010.
11/13/2014	Remaining portion vests in two equal installments on November 14, 2009 and 2010.
1/23/2015	Remaining portion vests in two equal installments on January 24, 2009 and 2010.

(2)	The market value of the shares of common stock that have not vested is based on the closing price of our common stock on The NASDAQ Global Market of $37.19 on December 31, 2008.

Option Exercises and Stock Vested

The following table sets forth information with respect to option exercises by our NEOs during 2008 and shares of restricted stock held by our NEOs that vested during 2008:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on	Exercise	Acquired on	Vesting
Name	Exercise (#)	($)(1)	Vesting (#)	($)(2)

Wallace E. Boston, Jr.	60,788	2,331,828	10,755	494,945
Harry T. Wilkins	5,000	177,250	4,840	222,737
Carol S. Gilbert	15,197	596,634	400	18,408
Dr. Frank B. McCluskey	25,000	855,000	700	32,214
Mark Leuba	12,157	432,822	400	18,408

(1)	The value realized on exercise is based on the difference between the exercise price of the option and the closing price of our common stock on The NASDAQ Global Market on the day of exercise, multiplied by the number of shares acquired.

(2)	The value realized on vesting is based on the closing price of our common stock on The NASDAQ Global Market on the day of vesting, multiplied by the number of shares acquired.

Potential Payments on Termination or Change-in-Control

The section below describes the payments that may be made to our NEOs in connection with a change-in-control or pursuant to certain termination events. Other than in the event of a corporate transaction, as that term is defined under our equity incentive plans and as described in further detail below, in the absence of an employment agreement or other arrangement, our NEOs are employed at-will and are not entitled to any payments upon termination or a change-in-control other than their accrued but unpaid salary or benefits.

The employment agreements for Mr. Boston, Mr. Wilkins and Dr. McCluskey, described above, have certain provisions that provide for payments to them in the event of the termination of their respective employment.

Termination for cause, without good reason or by reason of death.  In the event that any of Mr. Boston’s, Mr. Wilkins’ or Dr. McCluskey’s employment is terminated by us for “cause”, by the executive without “good reason”, or by reason of death (each of “cause” and “good reason” as defined below), we will pay to each of them or their estate, as the case may be, their full base salary and benefits that are otherwise payable to them through the termination date of their employment. However, in the event that their employment is terminated by them without “good reason” or by reason of their death, we will also pay to them or their estate any earned, but unpaid, amounts they are entitled to under any of our incentive compensation plans or programs, including the annual bonus under their employment agreements (as adjusted for the period of the year during which they served).

Termination by reason of disability.  If any of Mr. Boston’s, Mr. Wilkins’ or Dr. McCluskey’s employment is terminated by reason of disability, we are required to pay to them or their estates, as the case may be, the full base salary or other benefits payable to them, including any earned, but unpaid, amounts they are entitled to under any of our incentive compensation plans or programs, including the annual bonus under their employment agreements (to the extent that performance would merit it being paid). However, payments made to them during the time they are disabled shall be reduced by the sum of the amounts, if any, payable to them at or prior to the time of any payment under our disability benefit plans and which amounts were not previously applied to reduce any payment.

Termination without cause or for good reason.  In the event that we terminate any of Mr. Boston’s, Mr. Wilkins’ or Dr. McCluskey’s employment without “cause” or they terminate their employment for “good reason,” we are required to pay, or provide, to them:

•	in a lump sum, the sum of (a) their full base salary through the date of their termination, (b) a pro-rata amount of their annual bonus for the current fiscal year, provided that the necessary performance requirements were satisfied, adjusted for the shorter period, through their termination date, and (c) any compensation previously deferred by them and any accrued vacation pay;

•	for a period of 12 months following their termination date, an amount equal to the sum of their base salary and their annual bonus, to the extent that their and our performance was satisfying the relevant performance targets, adjusted for the short period, after their termination date through the end of the calendar year and, as to the remainder of the 12 month period following the termination date, only if our net income has increased from the same period in the prior year and the performance targets established for the NEO’s successor are being satisfied in that period;

•	for a period of 12 months following their termination date or any longer period provided for under the terms of any benefit, a continuation of benefits to them or their family at a level and in an amount that is at least equal to that which would have been provided by us to them had they continued their employment, provided, however, that if they become reemployed and are eligible to receive any of the benefits that had been provided by us, then the benefits we provide shall be secondary; and

•	to the extent not otherwise paid or provided, for a period of 12 months following their termination date, any other amounts or benefits required to be paid or provided or which they are eligible to receive under any of our other existing benefit schemes.

In addition, for Mr. Boston, to the extent that less than 33 1/3% of all stock options granted to him are outstanding and unexercisable on their termination date, such additional options, if any, shall immediately accelerate and vest and become exercisable. Pursuant to an amendment and restatement of his employment agreement in August 2007, if we terminate Mr. Boston’s employment without “cause” or he terminates his employment for “good reason” in connection with a change of control, we will calculate the amounts referred to in the last three bullet points above for a 24-month period instead of a 12-month period, will pay the amount in respect of the annual bonus for that period based on his and our prior performance and not with respect to future performance and will pay the amount in respect of his base salary and annual bonus in a lump sum instead of in accordance with our regular payroll practices. The amendment and restatement of Mr. Boston’s employment agreement also provides that if severance payments payable by us become subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code (“IRC”) or additional tax under Section 409A of the IRC, we will reimburse him for the amount of such excise tax (and the income and excise taxes on such reimbursement). We entered into a similar amendment and restatement of Mr. Wilkins’ agreement in August 2007, provided that the provisions related to the termination of his employment in connection with a change in control were not effective until after February 28, 2009.

Acceleration of options upon change of control.  Under Mr. Boston’s, Mr. Wilkins’ and Dr. McCluskey’s employment agreements, immediately prior to a change of control (as defined below), all stock options granted to them on or prior to the date of their respective employment agreements that are outstanding immediately prior to a change of control shall vest and become fully exercisable.

Our equity incentive plans provide that, upon a corporate transaction, all outstanding shares of restricted stock and all stock units shall vest in full. All outstanding stock options and stock appreciation rights shall either (i) become immediately exercisable for a period of fifteen days prior to the scheduled consummation of the corporate transaction or (ii) our Board may elect, in its sole discretion, to cancel any outstanding awards of stock options, restricted stock, stock units and/or stock appreciation units and pay to the holder, in the case of restricted stock or stock units, an amount equal to the per share corporate transaction consideration or, in the case of stock options or stock appreciation rights, an amount equal to the number of shares of stock subject to the stock option or stock appreciation right multiplied by the difference of the per share corporate transaction consideration and the exercise price of the stock option or stock appreciation price.

For this purpose, a “corporate transaction” is generally defined as:

•	our dissolution or liquidation or a merger, consolidation, or reorganization between us and one or more other entities in which we are not the surviving entity;

•	a sale of substantially all of our assets to another person or entity; or

•	any transaction that results in any person or entity, other than persons who are stockholders or affiliates immediately prior to the transaction, owning 50% or more of the combined voting power of all classes of our stock.

Accelerated vesting upon a “corporate transaction” will not occur to the extent that provision is made in writing in connection with the corporate transaction for the assumption or continuation of the outstanding awards, or for the substitution of such outstanding awards for similar awards relating to the stock of the successor entity, or a parent or subsidiary of the successor entity, with appropriate adjustments to the number of shares of stock that would be delivered and the exercise price, grant price or purchase price relating to any such award. For awards made under our 2007 Omnibus Incentive Plan, if an award is assumed or substituted in connection with a corporate transaction and the holder is terminated without cause within a year following a change in control, the award will fully vest and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the compensation committee shall determine.

Terms defined in employment agreements.  For purposes of Mr. Boston’s, Mr. Wilkins’ and Dr. McCluskey’s employment agreements, the following definitions apply:

•	“Cause” means:

•	refusal by the NEO to follow a written order of the Chairman of our Board or of the Board;

•	the NEO’s engagement in conduct materially injurious to us or our reputation;

•	dishonesty of a material nature that relates to the performance of the NEO’s duties under their employment agreement; the NEO’s conviction for any crime involving moral turpitude or any felony; and

•	the NEO’s continued failure to perform his duties under his employment agreement (except due to the NEO’s incapacity as a result of physical or mental illness) to the satisfaction of our Board for a period of at least 30 consecutive days after written notice is delivered to the NEO specifically identifying the manner in which the NEO has failed to perform his duties.

•	“Change of Control” means:

•	our dissolution or liquidation, or a merger, consolidation or reorganization of us with one or more other entities in which we are not the surviving entity;

•	a sale of substantially all of our assets to another person or entity; or

•	any transaction (including without limitation a merger or reorganization in which we are the surviving entity) which results in any person or entity owning 50% or more of the combined voting power of all classes of our stock.

•	“Good Reason” means:

•	the assignment to the NEO of duties inconsistent in any material respect with the NEO’s position as set forth in, or in accordance with, their employment agreement, excluding an isolated, insubstantial and inadvertent action that we remedy promptly after receipt of notice from the NEO;

•	any failure by us to comply with any provisions of the NEO’s employment agreement, excluding an isolated, insubstantial and inadvertent action that we remedy promptly after receipt of notice from the NEO;

•	there is a merger, acquisition or other similar affiliation with another entity and the NEO does not continue in his position, or any other office he holds at the time of the transaction, of the most senior resulting entity succeeding to our business; and

•	any failure by us to require any successor or any party that acquires control of us, whether directly or indirectly, by purchase, merger, consolidation or otherwise, or all or substantially all of our business and/or assets to assume expressly and agree to perform the NEO’s employment agreement in the same manner and to the same extent that we would be required to perform it if no succession had taken place.

Provided, however, that none of the foregoing constitute Good Reason if the executive consents in writing to such event, and none of the foregoing constitute Good Reason unless we fail to cure the asserted grounds for Good Reason within 30 days of receipt of notice from the executive. In order to terminate his employment for Good Reason, the executive must terminate employment within 30 days of the end of the cure period if the breach has not been cured.

Payment and Benefit Estimates

The table below was prepared to reflect the estimated payments that would have been made pursuant to the agreements and arrangements described above. The estimated payments were calculated as though the applicable triggering event occurred, and the NEO’s employment was terminated, or the applicable change in control occurred, on December 31, 2008, using the closing price of our common stock on the NASDAQ Global Market of $37.19 on December 31, 2008. As discussed in the narrative above, upon termination for cause, by the NEO without good reason or upon death or disability, the NEO is generally only entitled to receive amounts he is owed as of the termination date (e.g., salary, benefits and, in limited cases, any previously earned, but unpaid, annual incentive compensation). Assuming a termination date of December 31, 2008, these amounts are set forth in the tables above, and we have not included any such amounts below. We have not included these earned, but unpaid amounts, in the termination events included in the table below.

		Accelerated	Accelerated
	Aggregate	Vesting	Vesting	Welfare
	Severance	of Stock	of Restricted	Benefits
	Pay(1)	Options	Stock	Continuation
	($)	($)(2)	($)(3)	($)	Gross-Up	Total ($)

Wallace E. Boston, Jr.
Termination without Cause or by executive for Good Reason	576,000	732,305	—	12,000	—	1,320,305
Termination without cause or by executive for Good Reason in connection with a Change-in-Control(2)	1,152,000	3,645,308	799,957	24,000	644,874	6,266,139
Occurrence of a Change-in-Control(2)	—	3,645,308	799,957	—	—	4,445,265
Harry T. Wilkins
Termination without Cause or by executive for Good Reason	375,000	—	—	12,000	—	387,000
Occurrence of a Change-in-Control(2)	—	3,681,590	359,999	—	—	4,041,589
Carol S. Gilbert
Occurrence of a Change-in-Control(2)	—	612,115	29,752	—	—	641,867
Dr. Frank B. McCluskey
Termination without Cause or by executive for Good Reason	280,800	—	—	4,323	—	285,123
Occurrence of a Change-in-Control(2)	—	2,723,344	52,066	—	—	2,775,410
Mark Leuba
Occurrence of a Change-in-Control(2)	—	905,318	29,752	—	—	935,070

(1)	We have assumed for purposes of calculating the aggregate severance pay that our net income and the NEO’s successor’s performance would be sufficient for the NEO to receive the maximum payout.

(2)	Except for stock options for Mr. Boston, Mr. Wilkins and Dr. McCluskey, which accelerate upon a change in control pursuant to the terms of their employments, we have assumed for purposes of calculating the acceleration of equity awards that a Corporate Transaction as defined in our equity incentive plans had occurred and that equity awards are not assumed or substituted.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the audit committee’s selection of McGladrey & Pullen, LLP (“McGladrey & Pullen”) as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of McGladrey & Pullen to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of American Public Education and our stockholders.

The Board first approved McGladrey & Pullen as our independent auditors in October 2007, and McGladrey & Pullen audited our financial statements for the fiscal years ended December 31, 2008 and 2007. Representatives of McGladrey & Pullen are expected to be present at the meeting. They will be given an opportunity to make a statement at the meeting if they desire to do so, and they will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees of our independent accountants. These services and fees are also reviewed by the audit committee on an annual basis. The aggregate fees billed for the fiscal years ended December 31, 2008 and 2007 for each of the following categories of services are as follows:

Fee Category	2008	2007

Audit Fees	$536,000	$220,000
Audit-Related Fees	146,245	346,000
Tax Fees	60,532	70,000
All Other Fees	0	0
Total Fees	$742,777	$636,000

Audit Fees.  Consist of fees billed for professional services rendered for the audit of our annual financial statements and services provided in connection with our securities offerings and registration statements.

Audit-Related Fees.  Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Includes fees filled for SAS No. 100 and public offering related services.

Tax Fees.  Consist of fees billed for tax compliance, tax advice and tax planning. Includes fees for tax return preparation.

All Other Fees.  Consist of fees billed for products and services, other than those described above under Audit Fees, Audit-Related Fees and Tax Fees.

During the fiscal years ended December 31, 2008 and 2007, McGladrey & Pullen has provided various services, in addition to auditing our financial statements. The audit committee has determined that the provision of such services is compatible with maintaining McGladrey & Pullen’s independence. In 2008 and 2007, all fees paid to McGladrey & Pullen were pre-approved pursuant to the policy described below.

Audit Committee’s Pre-Approval Policies and Procedures

The audit committee reviews with McGladrey & Pullen and management the plan and scope of McGladrey & Pullen’s proposed annual financial audit and quarterly reviews, including the procedures to be utilized and McGladrey & Pullen’s compensation. The audit committee also pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by McGladrey & Pullen, subject to the de minimus exception for non-audit services that are approved by the audit committee prior to the completion of an audit. The audit committee may delegate pre-

approval authority to one or more members of the audit committee consistent with applicable law and listing standards, provided that the decisions of such audit committee member or members must be presented to the full audit committee at its next scheduled meeting.

Audit Committee Report

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS REPORT.

During 2008, the Audit Committee of the Board of Directors of American Public Education, Inc. consisted of Mr. Fowler, who serves as the chairperson, Mr. Everett and Ms. Halle. The Audit Committee operates under a written charter adopted by the Board, which is available in the Corporate Governance — Committees section of our corporate website, which is www.americanpubliceducation.com. The Audit Committee reviews the charter and proposes necessary changes to the Board on an annual basis.

During the fiscal year ended December 31, 2008, the Audit Committee fulfilled its duties and responsibilities generally as outlined in its charter. The Audit Committee has:

•	reviewed and discussed with management American Public Education’s audited financial statements for the fiscal year ended December 31, 2008;

•	discussed with McGladrey & Pullen, LLP (“McGladrey”), American Public Education’s independent auditors for fiscal 2008, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and the letter from McGladrey required by applicable requirements of the Public Company Accounting Oversight Board regarding McGladrey’s communications with the Audit Committee concerning independence, and has discussed with McGladrey it’s independence.

On the basis of the reviews and discussions referenced above, the Audit Committee recommended to the Board that the audited financial statements be included in American Public Education’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE (March 6, 2009)

F. David Fowler, Chairperson
J. Christopher Everett
Jean C. Halle

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file reports of ownership of our equity securities. To our knowledge, based solely on review of the copies of such reports furnished to us related to the year ended December 31, 2008, all such reports were made on a timely basis.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of March 20, 2009 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each NEO (as set forth in the Summary Compensation Table above), and all directors and executive officers as a group:

	Shares of Common
	Stock Beneficially
Name of Beneficial Owner	Owned(1)	Percentage of Class

5% Stockholders:
FMR, LLC(2)	1,101,900	6.1%
Next Century Growth Investors, LLC(3)	1,111,093	6.1%
Directors and Named Executive Officers
Wallace E. Boston, Jr.(4)	374,827	2.1%
Phillip A. Clough	12,233	*
J. Christopher Everett(5)	30,162	*
Barbara G. Fast	—	*
F. David Fowler(6)	27,728	*
Jean C. Halle(7)	27,681	*
Timothy J. Landon	361	*
David L. Warnock	933	*
Timothy T. Weglicki(8)	13,836	*
Harry T. Wilkins(9)	346,796	1.9%
Carol S. Gilbert(10)	58,183	*
Dr. Frank B. McCluskey(11)	67,348	*
Mark L. Leuba(12)	21,344	*
All of our directors and executive officers as a group (13 persons)	997,833	5.4	%(13)

*	Represents beneficial ownership of less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 20, 2009 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Based solely on a Schedule 13G filed by FMR LLC on February 17, 2009. Based on such Schedule 13G:

Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly- owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,046,900 shares or 5.8% of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 1,046,900 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(3)	Based solely on a Schedule 13G/A filed by Next Century Growth Investors, LLC on March 18, 2009. Based solely on such Schedule 13G/A:

Next Century Growth Investors, LLC beneficially owns the shares as a registered investment adviser. The shares of stock are held in investment advisory accounts of Next Century Growth Investors, LLC. The Schedule 13G/A is also filed by Thomas L. Press, who serves as Director, Chairman and Chief Executive Officer of Next Century Growth Investors, LLC and Donald M. Longlet, who serves as Director and President of Next Century Growth Investors, LLC. Mr. Press owns in excess of 25% of Next Century Growth Investors, LLC and is a controlling person of Next Century Growth Investors, LLC.

(4)
(i)  Includes 22,814 shares of common stock held of record by The Boston Family LLC, which is 98% owned by trusts for the benefit of the Mr. Boston’s family members. Mr. Boston is the managing member of The Boston Family LLC and has voting and dispositive power over the shares. Mr. Boston disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(ii) Includes 42,130 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 20, 2009.

(5)	Includes 25,328 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 20, 2009.

(6)	Includes 24,328 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 20, 2009.

(7)	Includes 19,250 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 20, 2009.

(8)	Includes 5,192 shares owned by The Timothy T. Weglicki Irrevocable Trust dated March 11, 1999 (the “Trust”), which shares Mr. Weglicki disclaims beneficial ownership of except to the extent of his pecuniary interest therein.

(9)	Includes:

(i) 196,326 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 20, 2009; and

(ii) 46,611.5 shares of common stock held of record by Wilkins Asset Management, Inc., in which company Mr. Wilkins has an interest. Mr. Wilkins disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein; and

(10)	Includes 17,022 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 20, 2009.

(11)	Includes 64,249 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 20, 2009.

(12)	Includes 3,039 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 20, 2009.

(13)	The shares of common stock shown as beneficially owned by all directors and executive officers as a group include 391,672 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 20, 2009.

GENERAL MATTERS

Availability of Certain Documents

A copy of our 2008 Annual Report on Form 10-K has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. We will mail without charge, upon written request, a copy of our 2008 Annual Report on Form 10-K excluding exhibits. Please send a written request to our Corporate Secretary at:

American Public Education, Inc.
111 W. Congress Street
Charles Town, West Virginia 25414
Attention: Corporate Secretary

These documents are also available in the Financial Information section of our corporate website, which is located at www.americanpubliceducation.com, and can be requested through the Contact Us section of our corporate website.

The charters for our audit, compensation and nominating and corporate governance committees, as well as our Guidelines and our Code of Ethics, are in the Committees section of our corporate website, which is located at www.americanpubliceducation.com, and are also available in print without charge by writing to the address above.

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials.  To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than the close of business on December 16, 2009.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.  Our bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary at American Public Education, Inc., 111. W. Congress Street, Charles Town, West Virginia 25414, Attn: Corporate Secretary. To be timely for the 2010 annual meeting, the stockholder’s notice must be delivered to or mailed and received by us not more than 120 days, and not less than 90 days, before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 60 days after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we provide notice or public disclosure of the date of the meeting. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2010 annual meeting.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies returned to us in the enclosed form will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Directions to Annual Meeting

Directions to the 2009 Annual Meeting of Stockholders, to be held at the Westfields Marriott Washington Dulles, 14750 Conference Center Drive, Chantilly, Virginia 20151 are set forth below:

From Washington DC/Dulles — IAD:  Exit Dulles International Airport Toll Road. Take Route 28 South, 7 Miles to Westfields Blvd. Bear Right onto Westfields Blvd, West exit. Turn Right onto Stonecroft Blvd. Turn Left onto Conference Center Drive. Entrance 1 Block on Left.

From I-66 West (From Washington D.C.):  From I-66 West, take Exit 53B, Route 28 North - Dulles Airport. Drive North on Route 28, 1.5 miles to Westfields Blvd. Bear Right onto Westfields Blvd, West Exit to first intersection, Stonecroft Blvd. Turn right onto Stonecroft Blvd. to first traffic light. Turn left onto Conference Center Dr. Entrance to Westfields is one block on left.

By Order of the Board of Directors

Wallace E. Boston, Jr.
President and Chief Executive Officer

☐	■
AMERICAN PUBLIC EDUCATION, INC.
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Wallace E. Boston, Jr. and Phillip A. Clough as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of American Public Education, Inc. held of record by the undersigned on March 20, 2009, at the Annual Meeting of Stockholders to be held at 8:00 a.m. located at Westfields Marriott Washington Dulles, 14750 Conference Center Drive, Chantilly, Virginia 20151, on May 15, 2009, or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF
AMERICAN PUBLIC EDUCATION, INC.
May 15, 2009
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.  â

20930000000000000000 3	051509

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. Election of directors:					2.	To ratify the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O	Wallace E. Boston, Jr.
		O	Phillip A. Clough		In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O O	J. Christopher Everett Barbara G. Fast
		O	F. David Fowler
This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors and “FOR” proposal 2.

☐	FOR ALL EXCEPT (See instructions below)	O O	Jean C. Halle Timothy J. Landon
		O	David L. Warnock
		O	Timothy T. Weglicki

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.